UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     October 10, 2005

Oil-Dri Corporation of America

(Exact name of registrant as specified in its charter)

Delaware	0-8675	36-2048898

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 North Michigan Avenue Suite 400 Chicago, Illinois		60611-4213

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (312) 321-1515

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

          Under the Oil-Dri Corporation of America Annual Incentive Plan (the “Plan”), eligible employees (including the Company’s executive officers) may receive annual cash bonuses equal to a percentage of salary. Target bonuses range from five percent to fifty percent of base salary, with the specific percentage being determined by each eligible employee’s salary grade.  Essentially all salaried employees of the Company and its domestic and Canadian subsidiaries are eligible to participate in the Plan; for the fiscal year ended July 31, 2005, there were approximately 260 eligible employees.

          Each fiscal year the Company sets corporate earnings targets, or other performance measures, to be met in order for a bonus to be paid under the Plan for that fiscal year.  At the regular meeting of the Compensation Committee of the Board of Directors on October 10, 2005, the Compensation Committee approved management’s proposal to set the performance measure for the fiscal year ending July 31, 2006 to be the increase (or decrease) in earnings per fully diluted share in fiscal 2006 as compared with the fiscal 2005 earnings per fully diluted share.

          The performance measures for fiscal 2006 provide that employees exempt from the overtime requirements of the Fair Labor Standards Act will receive their full target bonus if earnings per share exceed the prior year’s earnings per share by ten percent (10%).  If earnings per share exceed the prior year’s by twenty percent (20%), a bonus payment of 150% of target will be made and if earnings exceed the prior year’s by thirty percent (30%), a bonus payment of  200% of target will be made.  Under the Plan bonuses are capped at 200% of target bonus.  If earnings per share for fiscal 2006 are equal to fiscal 2005 earnings per share, a bonus payment of 75% of target will be made.  If earnings per share are less than the prior year’s by not more than ten percent (10%), a bonus payment of 50% of target will be made and if earnings are less than the prior year’s by not more than twenty percent (20%), a bonus payment of  25% of target will be made.  If earnings per share are less than the prior year’s by more than twenty percent (20%) because of extenuating circumstances or one-time events, the Company’s Chief Executive Officer was granted discretion to pay up to 25% of target bonus.

          Employees not exempt from the overtime requirements of the Fair Labor Standards Act will receive their full target bonus of 7.5% of pay if fiscal 2006 earnings per share are equal to or greater than fiscal 2005 earnings per share.  Bonuses for these employees are capped at 100% of target.  If earnings per share are less than the prior year’s by not more than twenty percent (20%), a bonus payment of 50% of target will be made to these employees.  For all participating employees, if the increase (or decrease) in earnings per share falls between two of the specified percentages, the bonus payment percentage will be prorated.

          Additionally the Chief Executive Officer was granted discretion to adjust, up or down, bonus payments to individual employees by 25 points (for example if exempt employees were to receive 50% of target bonus, the Chief Executive Officer could adjust an individual employee’s payment to be as little as 25% of target bonus or as much as 75% of target bonus).  This discretion is to be used only for exceptionally good or exceptionally poor performance and all such adjustments must net to zero and will have no impact on the total bonus dollars distributed under the Plan.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OIL-DRI CORPORATION OF AMERICA

	By:	/s/ Charles P. Brissman

Charles P. Brissman
Vice President and General Counsel

Date: October 14, 2005